EXHIBIT 12.1
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                                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                        For the Three Months
                                                                                          Ended March 31,
                                                                                   -------------------------------
Millions of dollars                                                                     2003                 2002
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
Earnings from continuing operations                                                    $ 217                 $ 22
Provision for income taxes                                                               168                   40
Minority Interests                                                                         2                    1
Distributions greater than earnings from equity investments                              (11)                  18
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         Earnings subtotal (a)                                                           376                   81
Fixed charges included in earnings:
   Interest expense                                                                       38                   51
   Distribution on convertible preferred securities                                        8                    8
   Interest portion of rentals (b)                                                         6                    5
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         Fixed charges subtotal                                                           52                   64
Earnings from continuing operations
   available before fixed charges                                                      $ 428                $ 145
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Fixed charges:
   Fixed charges included in earnings                                                   $ 52                 $ 64
   Capitalized interest                                                                   16                    9
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         Total fixed charges                                                            $ 68                 $ 73
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Ratio of earnings from operations
   to fixed charges                                                                      6.3                  2.0
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
(a)  Includes pre-tax Impairment of:                                                       -                    -
The ratio of earnings, excluding impairment, to fixed charges would be:                  6.3                  2.0

(b)  Calculated as one-third of operating rental expense.
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